Exhibit 3.1

THIRD RESTATED ARTICLES OF INCORPORATION

OF

CEC ENTERTAINMENT, INC.

CEC Entertainment, Inc., a corporation organized and existing under the laws of the State of Kansas, hereby certifies as follows:

I. The name of the corporation is CEC Entertainment, Inc. and the name under which the corporation was originally incorporated was ShowBiz Pizza Place, Inc. Its original Articles of Incorporation were filed with the Secretary of State of Kansas on April 30, 1980.

II. These Third Restated Articles of Incorporation were duly adopted by the directors and stockholders of the corporation in accordance with the provisions of the Kansas General Corporation Code (including K.S.A. 17-6605).

III. The Articles of Incorporation of the corporation, as previously amended and supplemented, are hereby amended and restated as follows:

First. The name of the corporation (herein called the “Corporation”) is CEC Entertainment, Inc.

Second. The address of its registered office in the State of Kansas is 130 N. Cherry, 3rd Floor, Olathe, Kansas 66051. The name of its resident agent at such address is BC Agent Services of Kansas, Inc.

Third. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Fourth. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock of the par value of $0.01 per share (the “Common Stock”).

Fifth. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws. Elections of directors need not be by ballot unless the bylaws of the Corporation so provide. Cumulative voting shall not prevail in the election of directors.

Sixth. All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized:

A. to adopt, amend or repeal bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal bylaws made by the board of directors; and

B. from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the bylaws of the Corporation or as authorized by resolution of the stockholders or board of directors of the Corporation.

Seventh. To the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of K.S.A. 17-6002 as now in effect and as it may from time to time hereafter be amended, the liability of a director of the Corporation to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the state of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808 and 17-6901, and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing  3⁄4 in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ninth.

A. Actions Involving Directors and Officers. The Corporation shall indemnify each person who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

B. Actions Involving Employees or Agents.

1. The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such services against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

2. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A or B(1) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

C. Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section A or Section B(2) of this Article or authorized by the Corporation under Section B(1) of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct required by K.S.A. 17-6305. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) By a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

D. Advance Payment of Expenses. Expenses, including attorney fees, incurred by a person who is or was a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized in this section.

E. Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

F. Indemnification Agreements Authorized. Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any such agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with such other directors.

G. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving on behalf or at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or arising out of his status as such, whether or not the Corporation is obliged to or would have the power to indemnify him against such liability under the provisions of this Article; provided, that the obtaining of any such insurance shall not give rise to any right to indemnification for any director, officer, employee or agent except as otherwise specified herein, in the bylaws of the Corporation, or by separate agreement with the Corporation.

H. Survival. Any indemnification rights and rights to the advancement of expenses provided pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, indemnification rights and rights to the advancement of expenses arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such rights are given shall be entitled to rely upon such rights with respect to such acts or omissions as a binding contract with the Corporation.

Tenth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.